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UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
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ENRON POWER MARKETING, INC.                           :
                                                      :
                  Plaintiff, Appellee                 :   Chapter 11
                  And Cross-Appellant        :   Case No. 01-16034 (AJG)
                                                      :   Jointly Administered
                           v.                         :
                                                      :
                                                      :
NEVADA POWER COMPANY and                              :
SIERRA PACIFIC POWER COMPANY,                         :
                                                      :
                  Defendants, Appellants              :
                  And Cross-Appellees                 :
------------------------------------------------------x
In reply to:                                          :
                                                      :
                  ENRON CORP., et al.                 : 03-Civ. 9318, 9332 (BSJ)
                                                      :
                  Debtors.                            :          OPINION
                                                      :          -------
                                                      :
------------------------------------------------------x
BARBARA S. JONES
UNITED STATES DISTRICT JUDGE


     Appellants, Nevada Power Company and Sierra Pacific Power Company (collectively, "Nevada"), seek review of a decision by the Bankruptcy Court (Gonzalez, J.) granting summary judgment and awarding damages on breach of contract claims brought against them by Enron Power Marketing, Inc. ("EPMI"). EPMI sued Nevada to collect "Termination Payments" it claimed it was owed under the Western Systems Power Pool Agreement ("WSPPA" or "the contract"), which governs power purchase and sale transactions between the parties, and certain separate confirmation agreements, which detail the specific transactions for the sale of power by EPMI. The Bankruptcy

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Court also dismissed Nevada's counterclaims and affirmative defenses based on allegedly excessive rates under the filed rate doctrine, "the filed rate claims," as well as claims based on "non-filed rate issues": fraudulent inducement, waiver, and reliance. Nevada seeks reversal of all three sets of issues, but notes that if this Court finds in its favor on the summary judgment question, there is no need to consider their appeal of the dismissed claims.

     When reviewing a Bankruptcy Court decision, this court reviews conclusions of law de novo and findings of fact under a clearly erroneous standard. In re Ionosphere Club, Inc., 922 F.2d 984, 988-89 (2d Cir. 1990); Reich v. Rep. Of Ghana, 2002 U.S. Dist. LEXIS 1541 (S.D.N.Y. 2002) (Jones, J.).

     Summary judgment is proper when no genuine issue of material fact exists and the moving party is entitled to judgment as a matter of law. Fed. R. Civ. P. 56(c), Celotex v. Catrett, 477 U.S. 317 (1986). It is appropriate only if "the pleadings, depositions, answers to interrogatories, and admissions on file, together with the affidavits, if any," when viewed in the light most favorable to the non-moving party, "show that there is no genuine issue as to any material fact and that the moving party is entitled to judgment as a matter of law." Anderson v. Liberty Lobby, Inc., 477 U.S. 242, 247 (1986). Nevada argues that summary judgment was inappropriate given that EPMI's entitlement to the Termination Payments depends on answers to several questions of fact. I agree. I reverse the Bankruptcy Court's grant of summary judgment on the breach of contract claim and remand for fact-finding on several questions.

I.   Breach of Contract Claim

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     EPMI filed an action for breach of contract, contending that Nevada defaulted on its obligations under WSPPA. EPMI moved for summary judgment soon after filing, alleging that Nevada failed to deliver demanded assurances on the contract, as required by WSPPA ss.27, and as a result had defaulted on the contract and now owed the full amount of the Termination Payments specified in WSPPA ss.22.3 ("Termination Payments"). The Bankruptcy Court granted summary judgment, finding that no issues of material fact existed as to EPMI's right to request assurances, whether Nevada met its obligation to provide them, and whether what Nevada offered was adequate. In reviewing the Bankruptcy Court's decision, I address each of these issues in turn.

     a.   Applicable Law

     In evaluating the parties' claims we look first to the contract itself, which we evaluate under Utah law, as specified in WSPPAss.24 and agreed to by the parties. (Appellants' Br. At 18.) To fill in undefined provisions of the contract, we turn to Article 2 of the Uniform Commercial Code ("UCC"). Utah courts have not ruled on whether electricity should be considered a good covered by Article 2. However, they have held that other states' interpretations of identical UCC provisions are relevant. Power Sys. & Controls, Inc. v. Keith's Elec. Constr. Co., 765 P.2d 5, 10 n.2 (Utah Ct. App. 1988). In other jurisdictions the sale of electricity is considered a good, and UCC Article 2 governs. See In re Pac. Gas & Elec. Co., 271 B.R. 626 (N.D. Cal. 2002); see also Norcon Power Partners, L.P. v. Niagara Mohawk Power Corp., 92 N.Y.2d 458, 467 (holding that although New York does not consider electricity a good, UCCss.2-609 should apply as a matter of policy).

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     UCC ss.2-609, the "Right to Adequate Assurance of Performance," governs the process by which one party to a contract can demand assurances from the other when it feels insecure about the prospects for performance. This mechanism is a UCC innovation designed to solve the problem of anticipatory breach. Instead of breaching a contract when one party fears the other will not perform, the first party can demand assurances from the second. UCC ss.2-609 and its interpretive case law are thus helpful to understanding the assurances procedure set forth in WSPPA ss.27. See generally Reich, 2002 U.S. Dist. LEXIS 1541 (Jones, J.) (applying UCC ss.2-609 to bankruptcy appeal).

     b.   WSPPA's Assurances Procedure

     WSPPA ss.27 sets out the assurances procedure for parties to the power-trading contract. This section of the contract outlines when a party may demand assurances, what the other party may offer in response, and how to evaluate the adequacy of that offer. Section 27 allows one party to demand assurances when it is unsatisfied with the other party's "creditworthiness, financial responsibility, or performance viability." Events which may trigger insecurity on the part of the first party "include but are not limited to" a list of five events, one of which is the downgrading of the second party's debt. In response to a demand, the second party has three business days to provide "such reasonably satisfactory assurances of its ability to perform" as those described in the contract's first paragraph. Such assurances are "either (1) the posting of a Letter of Credit, (2) a cash prepayment, (3) the posting of other acceptable collateral or security by the Second party, (4) a Guarantee Agreement executed by a creditworthy entity; or (5) some other mutually agreeable method of satisfying the First Party."

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     Reasonableness is demanded throughout Section 27. The first party may require assurances from the second, but only when its "reasonably exercised discretion" permits it to do so. The second party must provide assurances that are "reasonably satisfactory." Thereafter, the first party may accept or reject the offered assurances "based upon reasonably exercised discretion." The contract itself does not define "reasonably," so we look to the UCC's assurance mechanism for definition. UCC ss.2-609 specifies, "Between merchants, the reasonableness of grounds for insecurity and the adequacy of any assurance offered shall be determined according to commercial standards." The Official Comment on ss.2-609 notes that in addition to commercial standards, the obligation of good faith is equally applicable. Good faith between merchants means "honesty in fact and the observance of reasonable commercial standards of fair dealing in the trade." UCC ss.2-103(1)(b).

     c.   Did EPMI have reasonable grounds for insecurity?

     The first requirement of the assurances process is that a party's grounds for demanding assurances be reasonable. The UCC allows a broad definition of the circumstances that could give rise to a party's insecurity, including concern about the solvency of the other party. UCCss.2-609, Official Comment (4). However, the seller's dissatisfaction with the defendant's financial standing must not be false or arbitrary; there must be a real want of satisfaction with the buyer's financial responsibility. Id.; see also Puget Sound Energy Inc. v. Pac. Gas & Elec. Co., 2002 U.S. Dist. LEXIS 1350 (N.D. Cal. 2002) ("Because the reasonableness of a party's insecurity is determined by commercial standards, there must be an objective factual basis for the insecurity, rather


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than a purely subjective fear that the party will not perform.") The Restatement of Contracts notes that even when one party's insecurity results from the other's insolvency, payment or performance viability must be materially affected. Restatement (Second) of Contracts ss.251.

     Whether a buyer has a reasonable ground for insecurity is a question of fact. Puget Sound, 2002 U.S. Dist. LEXIS at 640. Am. Bronze Corp. v. Streamway Prod., 456 N.E.2d 1295 (Ohio App. 1982). EPMI claims that no reasonableness requirement need apply to its demand for assurances because the basis of the demand - the downgrading of Nevada's credit - is specifically listed in WSPPAss.27 as an "Even[t] which may trigger the First Party questioning the Second Party's creditworthiness, financial responsibility, or performance viability ...."

     EPMI also correctly notes that parties may agree to vary UCC principles. (Appellees' Br. At 35-36.) The contract between the parties here, for example, shortened the 30-day window for providing adequate assurances to three days. However, such variances must be explicit, and where uncertainty remains in the drafting of the contract the UCC exists to fill the gaps. EPMI claims that no court can inquire into the reasonableness of its initial demand for assurances because the contract determined ex anue that a credit downgrade was a reasonable basis for demanding assurances. (Id. at 36-37.) This is incorrect on the face of the contract, which specifies at the very beginning of Section 27 that a demand for assurances could be made, "Should a party's creditworthiness, financial responsibility, or performance viability become unsatisfactory to the other Party in such other Party's reasonably exercised discretion..." (emphasis


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added). While the parties could have drafted the contract so the downgrading of one party's credit would trigger an automatic demand for assurances, they did not.

     Nevada argues that a genuine issue of fact exists as to whether their performance viability was affected. They acknowledge that their credit rating was downgraded, and that downgrading is specifically listed in the contract as an example of the kind of event that may trigger a request for assurances. However, they claim that at the time of the downgrade they remained viable entities with net assets - including physical assets - of $5.6 billion and cash resources of $240 million. In fact, EPMI itself had attested to Nevada's financial health in proceedings before the Federal Energy Regulatory Commission ("FERC"), which pronounced itself satisfied with Nevada's cash flow. (Appellants Reply Br. At 15, citing 101 FERC P. 65,031 at P. 211, P. 96 (December 19,
2002).)

     Moreover, EPMI demanded that Nevada provide the amount of the Termination Payments as an assurance. Nothing in the contract or in UCCss.2-609 suggests that assurances should equal the sum of all prospective damages. The assurances mechanism in UCCss.2-609 was designed to assuage insecurity, not to provide a windfall for one party. Richmond Leasing, 762 F.2d at 1310; In re Sapolin Paints, Inc., 5 B.R. 412, 421 (Bankr. E.D.N.Y. 1980).

     The Bankruptcy Court found that "EPMI was entitled to request assurances when the Defendants' rating was down-graded," without evaluating the reasonableness of the demand. This finding is reversed and remanded for a determination of whether EPMI's demand was reasonable.


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     2.   Were assurances offered at all?

     The Bankruptcy Court also held that "Defendants breached their respective obligations to provide assurance." In fact, Nevada did respond to EPMI's demand for assurances, which EPMI acknowledged. EPMI's memorandum of law in support of its motion for summary judgment describes the "Interim Liquidity Program" proposed by Nevada. (EPMI's Mot. Summ. J. at 4-5.) EPMI "declined to accept [the] Interim Liquidity Program" - but that does not mean Nevada did not offer it. Nor does EPMI's rejection establish that Nevada's Program could not meet the definition of assurances. EPMI asserts that it rejected the offer as insufficient, but that rejection does not erase the offer itself.

     Nevada claims, incorrectly, that EPMI was required to give Nevada "the First Option" under WSPPA ss.27. Section 27 does not require the First Party to give the Second party the opening move whenever the First Party demands assurances. However, ss.27 does require that the First Party entertain "reasonably satisfactory assurances" provided by the Second Party, so long as the Second Party provides them within three business days of the demand.(1)

     Nevada says, and EPMI does not dispute, that on April 24, 2002, two days after EPMI's letter of demand, Nevada offered the following assurances to EPMI and its other primary power suppliers:

     * Sierra Pacific - Nevada's parent company - would continue to make full payment under the contract;








--------
(1) Nevada argues on appeal that EPMI violated a duty to negotiate a mutually agreeable assurance. Neither the WSPPA nor UCC ss.2-609 contains an explicit requirement that the parties negotiate. Nonetheless, the parties must act reasonably and in good faith.

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     *    Nevada Power would pay 110% of the market price of energy delivered between May 1, 2002 and September 15, 2002; then full contract price thereafter plus quarterly payments to make up the difference, plus interest, deferred over the summer. (Nevada's Countercl. At 30.)

     EPMI attempts to diminish the significance of Nevada's offer by conflating assurances with security and security with collateral, but does not deny that Nevada made an offer. In its Motion for Summary Judgment, EPMI notes that it "declined to accept Defendants' `Interim Liquidity Program.'" (EPMI's Mot. Summ.
J. at 5.) EPMI's motion then references its own Statement of Undisputed Material Facts, which asserts, "Defendants failed to post the cash collateral or provide any other performance assurances." (EPMI's Statement of Undisp. Material Facts atP. 18.) This is misleading, and contrary to EPMI's concession that Nevada timely made an offer, which EPMI rejected. Over Nevada's objection (see Counterstatement in Supp. Opp'n to Summ. J. atP. 55-57), the Bankruptcy Court adopted EPMI's assertion and found, "Defendants breached their respective obligations to provide assurance."

     In reviewing the Bankruptcy Court's decision and the record below, we find that Nevada did offer timely assurances in response to EPMI's demand. We therefore reverse the Bankruptcy Court's finding and take up the question of whether the assurances could be found to be "reasonably satisfactory."

     3.   Were Nevada's assurances "reasonably satisfactory"?

     The contract specifies that Nevada was obligated to provide "reasonably satisfactory assurances of its ability to perform." Section 27 provides a specific, but not exclusive, list of what those assurances could be: "(1) the posting of a Letter of Credit, (2) a cash prepayment, (3) the posting of other acceptable collateral or security by the Second Party, (4) a Guarantee Agreement executed by a creditworthy entity; or (5) some other mutually agreeable method of satisfying the First Party."

     In response to EPMI's demand for assurances, the Nevada Companies offered a promise to pay the contract price and a payment plan by which they would pay less than the contract price for a period of four and a half months. That payment plan could not be considered a letter of credit, a cash prepayment, another collateral or security, or a guarantee agreement. Obviously, it was not "mutually agreeable" because EPMI rejected it. However, the fact that EPMI rejected Nevada's proposed assurance does not mean they had the right to do so. The issue is whether EPMI was obligated to consider the assurance Nevada offered in good faith, and whether EPMI acted reasonably in rejecting it.

     In other words, EPMI's rejection of Nevada's proposal does not render that proposal prima facie unreasonable. Under the terms of the contract, EPMI was free to consider an assurance and reject it, but that rejection must be based on "reasonably exercised discretion." WSPPA ss.27. The mutuality explicit in the fifth item on WSPPA's list of acceptable assurances makes plain that the First Party is obligated to consider the assurance offered by the Second Party. Since I have found that the parties must act reasonably and in good faith, I turn next to the adequacy of the assurances, for which the UCC provides a guide.

     Between merchants, commercial standards govern the determination of adequacy. UCCss.2-609(2); Utah Code Ann.ss.70A-2-609 (2004). The UCC's requirement of good faith also governs the assurance process. Richmond Leasing Co. v. Capital Bank, N.A., 762 F.2d 1303, 1310 (5th Cir. 1985) ("...the seller must exercise good faith and observe commercial standards.")

     There is no absolute definition of adequate assurances; rather, the adequacy depends on the circumstances. By-Lo Oil Co., Inc. v. Partech, Inc., 11 Fed. Appx. 538, 545 (6th Cir. 2001) (finding that the adequacy of an assurance depends on "the reputation of the promisor, the grounds for insecurity, and the kinds of assurance available"); Richmond Leasing, 762 F.2d at 1310 ("What constitutes `adequate assurance' is to be determined by factual conditions . . .."); LNS Inv. Co. v. Phillips 66 Co., 731 F. Supp. 1484 (D.Kan. 1990);
Creusot-Loire Int'l, Inc. v. Copsus Eng'g Corp., 585 F. supp. 45 (S.D.N.Y. 1983) (finding assurances inadequate where seller's product was known to be defective and buyer demanded an extended guarantee and a letter of credit).

     In appropriate circumstances, a promise to perform can be an adequate assurance. Puget Sound Energy, 271 B.R. at 643 (affirming Bankruptcy court's decision crediting a promise to perform by an electricity company whose credit downgrade led the buyer to demand assurances). In addition, assurances may be less than demanded and still be adequate. By-Lo Oil, 11 Fed. Appx. at 545; Am. Bronze, 456 N.E.2d at 1303-04 (holding that assurances which met the `commercially reasonable" standard were adequate, even if less than what the demanding party had sought).

     Whether or not the assurances offered were adequate, as per commercial standards and under the circumstances, is a question of fact. Therefore, we remand to the



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Bankruptcy Court for a determination of whether Nevada's offer could have met the contract's requirement of "reasonably satisfactory assurances."

     4. Did Nevada make a judicial admission as to the appropriate amount of assurances?

     The Bankruptcy Court held:

          [I]n its counter-claims, the Defendants detail the formula for calculating the amount to be requested for assurance which was the precise formula utilized by EPMI. Therefore, the Defendants have made a judicial admission that EPMI used the correct formula to make the calculation.


     In reviewing Nevada's counterclaims, I find them to be ambiguous. First, inP.P. 84-85, Nevada asserts that the assurances they offered were reasonable. (Nevada's Countercl. atP.P. 84-85.) Then, inP.P. 89 and 149, they say that a reasonable demand for assurances would be based on a reasonable estimate of future damages under WSPPAss.22.3, which they assert EPMI calculated incorrectly. (Id. atP.P. 89, 90, 149.)

     Yet the assurances Nevada offered came nowhere near what the calculation under ss.22.3 would require. Moreover, Nevada does not admit that the assurances must equal the damage formula in Section 22.3; Nevada merely specifies that assurances should be "based on" that formula. Under these circumstances, Nevada's pleadings are insufficiently clear to conclude that they made a judicial admission.

     The court also notes, though neither party raises the point, that Section 27 of WSPPA limits the demand for assurances to damages based on Section 21.3 of the contract, not Section 22.3. When a party makes a demand for assurances, the contract directs that party to estimate the amount of the demand using the formula for actual loss -- ss.21.3 - not the formula for damages upon total breach.

II.  Damages

     The Bankruptcy Court found that due to its breach, Nevada owed EPMI the Termination Payments. The court held:

          [B]ecause the Termination Payments were due and owing once the Defendants breached their respective obligations to provide assurance, EPMI was not required to establish an ability to perform in the future under the contracts. Rather, EPMI then had a right to payment and had no future performance obligations to deliver power. Thus, EPMI is entitled to enforce the contracts and to collect the Termination Payments.

     While it is true that a party need not continue to perform after the other party has breached, in order to collect damages the first party must demonstrate that it was able and will to perform under the contract. See Penthouse Int'l, Ltd. V. Dominion Fed. Sav. & Loan Ass'n, 855 F.2d 963, 979 (2d Cir. 1988); Record Club of Am., Inc. v. United Artists Records, Inc., 890 F.2d 1264, 1275 (2d Cir. 1989).

     In any action for breach of contract, the plaintiff must show "that the breach caused his loss. To do this he must prove that he intended to and was able to perform when his performance was due." Scholle v. Cuban-Venezuelan Oil Voting Trust, 285 F.2d 318, 320 (2d Cir. 1960).

     If on remand the court finds that Nevada failed to provide adequate assurances and breached the contract, the court must also inquire whether EPMI would itself have been able to perform at the time of breach. See Record Club, 890 F.2d at 1275 (citing



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Restatement (Second) of Contracts ss. 254: "A party's duty to pay damages for total breach by repudiation is discharged if it appears after the breach that there would have been a total failure by the injured party to perform his return promise"); Petersen v. Intermountain Capital Corp., 29 Utah 2d 271, 274 (Utah
1973) (citing Corbin on Contracts ss. 978: "If [the plaintiff] could not or would not have performed the substantial equivalent for which the defendant's performance was agreed to be exchanged, he is given no remedy in damages for the defendant's non-performance or repudiation.").

III. Post-judgment Interest Calculation

     EPMI cross-appealed from the Bankruptcy Court's ruling that the appropriate post-judgment interest rate for damages is found in 28 U.S.C.ss.1961. EPMI argues that an interest rate mentioned in WSPPAss.9.3 is more appropriate. The Second Circuit has held that the post-judgment interest rate in Section 1961 is "mandatory," and applies to all cases. Blanche (Singapore) Pte., Ltd. V. Carte Blanche Int'l, Ltd., 888 F.2d 260 (2d Cir. 1989). While parties may set their own post-judgment interest rate in the terms of a private contract, when they do so they must make their intentions explicit. Westinghouse Credit Corp. v. D'Urso, 371 F.3d 96, 102 (2d Cir. 2004) ("most fundamentally, such contracts must actually indicate the parties' intent to deviate fromss.1961.") WSPPAss.9.3 does not express a clear intention by the parties to supplant the standard post-judgment interest rate. WSPPAss.9.3 reads in its entirety:

          Amounts not paid on or before the due date shall be payable with interest accrued at the rate of one percent (1%) per month, or the maximum interest rate permitted by law, if any, whichever is less, prorated by days from the due date to the date of payment unless and until the Executive Committee shall determine another rate. Id.



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The heading of Section 9 is "Payments," and all of its provisions refer to regular accounting and billing practices during the duration of the contract. Nothing in the terms of the contract suggests that ss.9.3 should govern the post-judgment interest rate. For these reasons, I affirm the Bankruptcy Court's ruling that post-judgment interest should be calculated at the rate specified by 28 U.S.C. ss.1961.

IV.  Motion for Injunction

     After the Bankruptcy Court ruled in August 2003, Nevada asked FERC to rule on the reasonableness of EPMI's actions under WSPPA ss.27. In July 2004, FERC announced that it plans to hold an evidentiary hearing on the question of "whether Enron reasonably exercised its discretion under the section 27 provision." 108 FERC P. 61,074. EPMI then moved to enjoin FERC from re-litigating issues previously decided. (EPMI's Mot. Inj. Relief at 1.)

     I am remanding to the Bankruptcy Court for fact-finding on precisely the same issue. Without ruling on the merits of the injunction, I note that if proper, EPMI may renew its motion for injunctive relief before the Bankruptcy Court.

     Accordingly, I vacate the Bankruptcy Court's grant of summary judgment and remand for further proceedings consistent with this opinion.


SO ORDERED:


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                                               /s/
                                               ---------------------------------
                                               BARBARA S. JONES
                                               UNITED STATES DISTRICT JUDGE



Dated: New York, New York
       October 10, 2004